UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THE FIRST BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Mississippi
(State or Other Jurisdiction of Incorporation or Organization)

64-0862173
(I.R.S. Employer Identification Number)

6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Donna T. (Dee Dee) Lowery
Chief Financial Officer

6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
(601) 268-8998
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy To:
J. Andrew Gipson
Jones Walker LLP
190 E. Capitol Street, Suite 800
Jackson, Mississippi 39201
(601) 949-4789

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock	1,951,220	$ 13.10 (1)	$25,560,982(1)	$3,486.52
Total				$3,486.52

(1)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average high and low sales price of our common stock as reported on the Nasdaq Global Market on May 28, 2013, which was $13.10 per share.

The information in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 29, 2013

THE FIRST BANCSHARES, INC.

6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402
 (601) 268-8998

 1,951,220 Shares of Common Stock

This prospectus relates to the securities listed below that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) identified under the heading “Selling Securityholders” on page 10 of this prospectus who currently own such securities or may acquire such securities upon the conversion of securities currently held.

An investment in the securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 4 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the securities. See “Information Incorporated by Reference.”

This prospectus covers the following securities:

Some or all of the 1,951,220 shares of our Common Stock, $1.00 par value which were issued on or about May 29, 2013 to the Selling Securityholders upon the conversion of 1,951,220 shares of our mandatorily convertible non-cumulative, non-voting, perpetual Preferred Stock, Series D, $1.00 par value (the "Series D Preferred Stock").

Pursuant to Securities Purchase Agreements dated March 20, 2013 between the Company and a limited number of institutional and other accredited investors, including certain directors and executive officers of the Company (“Selling Securityholders”) (or an affiliate of the Selling Securityholders), we issued 1,951,220 shares of Series D Preferred Stock to the Selling Securityholders in a private placement transaction exempt from the registration requirements of the Securities Act of 1933 (we refer to this transaction as the “March 2013 Private Placement”).  On May 23, 2013, we obtained approval from our shareholders of a proposal concerning issuance of 1,951,220 shares of our Common Stock in connection with the conversion of the Series D Preferred Stock into our Common Stock for purposes of NASDAQ Listing Rule 5635. We refer to this shareholder approval as the “Shareholder Approvals.”

When used in this prospectus, the term “Securities” refers to the shares of Common Stock.  We agreed in the securities purchase agreements to file this resale registration statement covering these Securities.

The Selling Securityholders who may sell or otherwise dispose of the Securities were the initial investors (or the permitted affiliate transferees of such investors) in the March 2013 Private Placement described above. The Selling Securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices.  If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale is within the Selling Securityholder’s sole discretion, subject to certain restrictions. See “Plan of Distribution” on page 12 of this prospectus.

This prospectus covers resales by the Selling Securityholders of the common stock.  We will not receive any proceeds from the sale of Securities by the Selling Securityholders.

The First Bancshares, Inc. common stock is listed on the NASDAQ Global Market under the symbol “FBMS”. On May 28, 2013, the last reported sale price of The First Bancshares, Inc. common stock on the NASDAQ Global Market was $13.70 per share.

Investing in our securities involves risks. You should read this entire prospectus and any applicable prospectus supplement carefully before you make your investment decision. Please carefully consider the “Risk Factors” beginning on page 4 of this prospectus.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

The date of this prospectus is [•], 2013.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
THE OFFERING	3
RISK FACTORS	4
USE OF PROCEEDS	10
DESCRIPTION OF COMMON STOCK	10
SELLING SECURITYHOLDERS	10
PLAN OF DISTRIBUTION	12
LEGAL MATTERS	14
EXPERTS	14
INCORPORATION OF INFORMATION BY REFERENCE	14
WHERE YOU CAN FIND MORE INFORMATION	15

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. Under the registration statement, the Selling Securityholders may sell the offered securities described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the offered securities described in this prospectus.

Additionally, we may provide a prospectus supplement to add, update or change information contained in this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read both this prospectus and any prospectus supplement together with the additional information described under the caption “Where You Can Find More Information” in this prospectus.

In this prospectus, the “Company,” “we,” “our,” “ours,” and “us” refer to The First Bancshares, Inc., which is a bank holding company headquartered in Hattiesburg, Mississippi, and its subsidiaries on a consolidated basis, unless the context otherwise requires.  The Company is the sole shareholder and owner of The First, A National Banking Association (the “Bank”).

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the documents incorporated herein are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include, but are not limited to, statements relating to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things and encompass any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief included therein as well as the management assumptions underlying these forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described under the caption “Risk Factors” beginning on page 4 of this prospectus and in the information incorporated by reference, could have an adverse effect on our business, results of operations and financial condition. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Risks that could cause actual results to differ materially from current expectations of Management include, but are not limited to, changes in the level of nonperforming assets and charge-offs, local, state and national economic and market conditions, including the extent and duration of the current volatility in the credit and financial markets, changes in our ability to measure the fair value of assets in our portfolio, material changes in the level and/or volatility of market interest rates, the performance and demand for the products and services we offer, including the level and timing of withdrawals from our deposit accounts, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, our ability to attract non-interest bearing deposits and other low-cost funds, competition in loan and deposit pricing, as well as the entry of new competitors into our markets through de novo expansion and acquisitions, economic conditions and monetary and other governmental actions designed to address the level and volatility of interest rates and the volatility of securities, currency and other markets, the enactment of legislation and changes in existing regulations, or enforcement practices, or the adoption of new regulations, changes in accounting standards and practices, including changes in the interpretation of existing standards, that affect our consolidated financial statements, changes in consumer spending, borrowings and savings habits, technological changes, changes in the financial performance or condition of our borrowers, changes in our ability to control expenses, changes in our compensation and benefit plans, greater than expected costs or difficulties related to the integration of new products and lines of business, integration costs or difficulties related to the Company’s recent acquisition of First National Bank of Baldwin County, natural disasters, acts of war or terrorism and other risks described in our filings with the Securities and Exchange Commission.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. We undertake no obligation to update or revise any of this information, whether as the result of new information, future events or developments or otherwise.

PROSPECTUS SUMMARY

Our Company

The First Bancshares, Inc. (the "Company") was incorporated on June 23, 1995 to serve as a bank holding company for The First, A National Banking Association ("The First" or the “Bank”) located in Hattiesburg, Mississippi. The First began operations on August 5, 1996 from its main office in the Oak Grove community, which was on the outskirts of Hattiesburg but now is included in the city of Hattiesburg. The First currently operates its main office and twenty three branches in Mississippi, Alabama, and Louisiana.

At March 31, 2013, the Company had approximately $788.9 million in assets, $425.4 million in loans, $663.3 million in deposits, and $87.1 million in stockholders' equity.  For the three months ended March 31, 2013, the Company reported net income of $1.2 million ($1.1 million applicable to common stockholders).

In the first quarter of 2013, the Company declared and paid a dividend of $.0375 per common share.  The Company currently participates in the U.S. Treasury’s Community Development Capital Initiative (“CDCI”).   As long as the Company remains a participant in the CDCI, the Company’s ability to raise annual dividend payments to more than $0.15 per share is constrained, and there are also certain constraints on executive compensation arrangements.

As of March 21, 2013, the Company had 206 full-time employees and 6 part-time employees.

Location and Service Area

In Mississippi, The First serves the cities of Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins, Gulfport, Biloxi, Long Beach, Diamondhead, and the surrounding areas of Lamar, Forrest, Jones, Pearl River, Jackson, Hancock, Stone and Harrison Counties.  In Louisiana, The First serves the city of Bogalusa, Louisiana and Washington Parish.  With the recent acquisition of First National Bank of Baldwin County (discussed below under “Recent Developments,” The First serves the Baldwin County, Alabama area with branches in the following Baldwin County, Alabama locations: Foley, Daphne, Fairhope, Gulf Shores, and Orange Beach, and a loan production office in Bay Minette, Alabama.

Banking Services

The Company and its subsidiary bank engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns and individuals. The First is a wholly-owned subsidiary bank of the Company.

Competition

The Bank generally competes with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. Mississippi law permits statewide branching by banks and savings institutions, and many financial institutions in the state have branch networks. Consequently, commercial banking in Mississippi is highly competitive.  The Company strives to provide its customers with the breadth of products and services comparable to those offered by large regional banks, while maintaining the quick response and personal service of a locally owned and managed bank. In addition to offering a full range of deposit services and commercial and personal loans, The First offers products such as mortgage loan originations.

RECENT DEVELOPMENTS

Acquisition of First National Bank of Baldwin County

The Company has recently completed its acquisition of First National Bank of Baldwin County (“FNB”), previously headquartered in Foley, Alabama (the “Acquisition”).  On April 23, 2013, the United States Bankruptcy Court for the Southern District of Alabama (“Bankruptcy Court”) confirmed the Chapter 11 Plan of Reorganization for First Baldwin Bancshares, Inc. (“Baldwin”), an Alabama corporation, pursuant to which Baldwin had agreed to sell all of the outstanding voting stock of its subsidiary, FNB, under an Acquisition Agreement (the “Agreement”) to the Company. The Bankruptcy Court’s approval received was the last required regulatory approval regarding the Acquisition.  Both the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency granted the requisite approvals to the Acquisition by the Company of all of the outstanding voting stock of FNB on March 28, 2013, and April 4, 2013, respectively. The Acquisition closed and was completed on April 30, 2013 for a cash purchase price of $3,300,000.  There was no vote required of shareholders of FNB to approve the Acquisition.

Prior to the Acquisition, FNB was a national banking association headquartered in Foley, Alabama, with a loan production office in Bay Minette, Alabama and branches in the following Baldwin County, Alabama locations: Daphne, Fairhope, Gulf Shores, and Orange Beach. FNB had 55 employees as of April 30, 2013, 54 of which were full time.  The reason the Company decided to engage in the Acquisition was to expand the presence of its wholly-owned bank subsidiary, The First, across the gulf coast region through the five new branches and locations being acquired in the Acquisition. The Acquisition will provide the customers of The First a total of 24 locations throughout Mississippi, Louisiana and south Alabama.

THE OFFERING

Maximum number of shares of Common Stock offered by the Selling Securityholders	1,951,220 shares of Common Stock, $1.00 par value per share

Shares Outstanding as of May 29, 2013	5,093,455 shares of Common Stock, $1.00 par value per share*

*As discussed above each share of Series D Preferred Stock was automatically converted into a share of our Common Stock upon receipt of Shareholder Approval received May 23, 2013.

Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

Risk Factors
An investment in our Securities is subject to risks. Please refer to the information contained under the caption “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our Securities.

NASDAQ Global Market Symbol	“FBMS” Common Stock

RISK FACTORS

Before you purchase any of our Securities, you should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, and any risks described in our other filings with the Securities and Exchange Commission (which we refer to as the “SEC”), pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.  The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.  If any of the following risks actually occurs, our business, results of operations and financial condition could suffer.  In that case, the trading price of our Common Stock and the values of any of our other securities could decline, and you may lose all or part of your investment.  If any of the following risks actually occur, our business, financial condition or results of operations could be affected, the market price for your securities could decline, and you could lose all or a part of your investment.  Further, to the extent that any of the information contained in this prospectus constitutes forward-looking statements, the risk factors set forth below also are cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company.

We may be vulnerable to certain sectors of the economy

A portion of the loan portfolio is secured by real estate. If the economy deteriorates further and real estate values depress beyond a certain point, the collateral value of the portfolio and the revenue stream from those loans could come under stress and possibly require additional loan loss accruals. Our ability to dispose of foreclosed real estate at prices above the respective carrying values could also be impinged, causing additional losses.

Difficult market conditions have adversely affected the industry in which we operate

The capital and credit markets have been experiencing volatility and disruption for several years, causing volatility and disruption to reach unprecedented levels. Dramatic declines in the housing market over the past few years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence and widespread reduction of business activity generally. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institution industry. The economic downturn has exacerbated our exposure to credit risk, particularly in our real estate markets, as lower home prices and increased foreclosures may result in higher charge-offs and delinquencies.

General economic conditions in the areas where our operations or loans are concentrated may adversely affect our customers’ ability to meet their obligations

A sudden or severe downturn in the economy in the geographic markets we serve in the states of Mississippi, Louisiana, or Alabama may affect the ability of our customers to meet loan payments obligations on a timely basis. The local economic conditions in these areas have a significant impact on our commercial, real estate, and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing such loans. Changes resulting in adverse economic conditions of our market areas could negatively impact the financial results of the Company’s banking operations and its profitability.

Additionally, adverse economic changes may cause customers to withdraw deposit balances, thereby causing a strain on our liquidity.

We are subject to a risk of rapid and significant changes in market interest rates

Our assets and liabilities are primarily monetary in nature, and as a result we are subject to significant risks tied to changes in interest rates. Our ability to operate profitably is largely dependent upon net interest income. Unexpected movement in interest rates markedly changing the slope of the current yield curve could cause net interest margins to decrease, subsequently decreasing net interest income. In addition, such changes could adversely affect the valuation of our assets and liabilities.

At present the Company’s one-year interest rate sensitivity position is slightly asset sensitive, but a gradual increase in interest rates during the next twelve months should not have a significant impact on net interest income during that period. However, as with most financial institutions, the Company’s results of operations are affected by changes in interest rates and the Company’s ability to manage this risk. The difference between interest rates charged on interest-earning assets and interest rates paid on interest-bearing liabilities may be affected by changes in market interest rates, changes in relationships between interest rate indices, and/or changes in the relationships between long-term and short-term market interest rates. A change in this difference might result in an increase in interest expense relative to interest income, or a decrease in the Company’s interest rate spread.

Certain changes in interest rates, inflation, or the financial markets could affect demand for our products and our ability to deliver products efficiently

Loan originations, and potentially loan revenues, could be adversely impacted by sharply rising interest rates. Conversely, sharply falling rates could increase prepayments within our securities portfolio lowering interest earnings from those investments. An unanticipated increase in inflation could cause operating costs related to salaries and benefits, technology, and supplies to increase at a faster pace than revenues.

The fair market value of the securities portfolio and the investment income from these securities also fluctuate depending on general economic and market conditions. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations.

Changes in the policies of monetary authorities and other government action could adversely affect profitability

The results of operations of the Company are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. government securities, changes in the discount rate or the federal funds rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, particularly in light of the continuing threat of terrorist attacks and the current military operations in the Middle East, we cannot predict possible future changes in interest rates, deposit levels, loan demand or the Company’s business and earnings. Furthermore, the actions of the United States government and other governments in responding to such terrorist attacks or the military operations in the Middle East may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

Natural disasters could affect our ability to operate

Our market areas are susceptible to natural disasters such as hurricanes. Natural disasters can disrupt operations, result in damage to properties and negatively affect the local economies in which we operate. The Company cannot predict whether or to what extent damage caused by future hurricanes or other natural disasters will affect operations or the economies in our market areas, but such weather events could cause a decline in loan originations, a decline in the value or destruction of properties securing the loans and an increase in the risk of delinquencies, foreclosures or loan losses.

Greater loan losses than expected may adversely affect our earnings

The Bank as lender is exposed to the risk that its customers will be unable to repay their loans in accordance with their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the business of making loans and could have a material adverse effect on operating results. Credit risk with respect to its real estate and construction loan portfolio will relate principally to the creditworthiness of corporations and the value of the real estate serving as security for the repayment of loans. Credit risk with respect to its commercial and consumer loan portfolio will relate principally to the general creditworthiness of businesses and individuals within our local markets.

The Bank makes various assumptions and judgments about the collectability of its loan portfolio and provides an allowance for estimated loan losses based on a number of factors. The Bank believes that its current allowance for loan losses is adequate. However, if our assumptions or judgments prove to be incorrect, the allowance for loan losses may not be sufficient to cover actual loan losses. We may have to increase the allowance in the future in response to the request of one of our primary banking regulators, to adjust for changing conditions and assumptions, or as a result of any deterioration in the quality of the loan portfolio. The actual amount of future provisions for loan losses cannot be determined at this time and may vary from the amounts of past provisions.

The Company may need to rely on the financial markets to provide needed capital

The Company’s Common Stock is listed and traded on the NASDAQ stock market. Although the Company anticipates that its capital resources will be adequate for the foreseeable future to meet its capital requirements, at times we may depend on the liquidity of the NASDAQ stock market to raise equity capital. If the market should fail to operate, or if conditions in the capital markets are adverse, the Company may be constrained in raising capital. Should these risks materialize, the ability to further expand its operations through internal growth may be limited.

We are subject to regulation by various Federal and State entities

The Company is subject to the regulations of the Securities and Exchange Commission (“SEC”), the Consumer Financial Protection Bureau, the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the OCC. New regulations issued by these agencies may adversely affect the Company’s ability to carry on its business activities. The Company is subject to various Federal and state laws and certain changes in these laws and regulations may adversely affect operations.

The Company is also subject to the accounting rules and regulations of the SEC and the Financial Accounting Standards Board. Changes in accounting rules could adversely affect the reported financial statements or results of operations of First Bancshares and may also require extraordinary efforts or additional costs to implement. Any of these laws or regulations may be modified or changed from time to time, and we cannot be assured that such modifications or changes will not adversely affect the Company.

We engage in acquisitions of other businesses from time to time

On occasion, the Company will engage in acquisitions of other businesses. Acquisitions may result in customer and employee turnover, thus increasing the cost of operating the new businesses. The acquired companies may also have legal contingencies, beyond those that the Company is aware of, that could result in unexpected costs.  Difficulty in integrating an acquired business or company may cause the Company not to realize expected revenue increases, cost savings, increases in geographic or product presence, or other anticipated benefits from any acquisition. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of the Company’s business or the business of the acquired company, or otherwise adversely affect the Company’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition.  The Company may need to need to make additional investment in equipment and personnel to manage higher asset levels and loan balances as a result of any significant acquisition, which may adversely impact earnings.

We are subject to industry competition which may have an impact upon its success

The profitability of the Company depends on its ability to compete successfully. We operate in a highly competitive financial services environment. Certain competitors are larger and may have more resources than we do. We face competition in our regional market areas from other commercial banks, savings and loan associations, credit unions, internet banks, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and other financial intermediaries that offer similar services. Some of the nonbank competitors are not subject to the same extensive regulations that govern the Company or the Bank and may have greater flexibility in competing for business.

Another competitive factor is that the financial services market, including banking services, is undergoing rapid changes with frequent introductions of new technology-driven products and services. Our future success may depend, in part, on our ability to use technology competitively to provide products and services that provide convenience to customers and create additional efficiencies in operations.

Future issuances of additional securities could result in dilution of shareholders’ ownership

The Company may determine from time to time to issue additional securities to raise additional capital, support growth, or to make acquisitions. Further, the Company may issue stock options or other stock grants to retain and motivate our employees. Such issuances of Company securities will dilute the ownership interests of the Company’s shareholders.

Anti-takeover laws and certain agreements and charter provisions may adversely affect share value

Certain provisions of state and federal law and the Company’s articles of incorporation may make it more difficult for someone to acquire control of the Company. Under federal law, subject to certain exemptions, a person, entity, or group must notify the federal banking agencies before acquiring 10% or more of the outstanding voting stock of a bank holding company, including the Company’s shares. Banking agencies review the acquisition to determine if it will result in a change of control. The banking agencies have 60 days to act on the notice, and take into account several factors, including the resources of the acquiror and the antitrust effects of the acquisition. There also are Mississippi statutory provisions and provisions in the Company’s articles of incorporation that may be used to delay or block a takeover attempt. As a result, these statutory provisions and provisions in the Company’s articles of incorporation could result in the Company being less attractive to a potential acquiror.

Securities issued by the Company, including the Company’s Common Stock, are not FDIC insured

Securities issued by the Company, including the Company’s Common Stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC, the Deposit Insurance Fund, or any other governmental agency or instrumentality, or any private insurer, and are subject to investment risk, including the possible loss of principal.

There can be no assurance that recently enacted legislation will stabilize the U.S. financial system

On October 3, 2008, President Bush signed into law the EESA. The legislation was the result of a proposal by the Treasury in response to the financial crises affecting the banking system and financial markets and threats to investment banks and other financial institutions. Pursuant to the EESA, the Treasury was given the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets. In 2008, the Treasury announced the Capital Purchase Program, which was followed by the Community Development Capital Initiative in 2010. In 2008, the FDIC adopted a Final rule with respect to its Temporary Liquidity Guarantee Program pursuant to which the FDIC guaranteed certain “newly-issued unsecured debt” of banks and certain holding companies and also temporarily guaranteed, on an unlimited basis, noninterest-bearing bank transaction accounts. The unlimited guarantee of noninterest-bearing transaction accounts has now expired. On February 17, 2009, President Obama signed into law the ARRA. The purposes of the legislation was to preserve and create jobs, to assist those most impacted by the recession, to provide investments to increase economic efficiency in health services, to invest in transportation, environmental protection and other infrastructure, and to stabilize local and state governments.

Each of these programs was implemented to help stabilize our economy and financial system. There can be no assurance, however, as to the actual impact that the EESA and its implementing regulations, the Capital Purchase Program, the Community Development Capital Initiative, the FDIC programs, or any other governmental program will have on the financial markets. The failure of the EESA, the ARRA or the U.S. government to stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect the Company’s business, financial condition, and results of operations, access to credit or the trading price of the Company’s common stock.

The failure of other financial institutions could adversely affect the Company

The Company’s ability to engage in routine funding transactions could be adversely affected by the actions and potential failures of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. As a result, defaults by, or even rumors or concerns about, one or more financial institutions or the financial services industry generally have led to market-wide liquidity problems and could lead to losses or defaults by the Company or by other institutions.

Concern by customers over deposit insurance may cause a decrease in deposits and changes in the mix of funding sources available to the Company

With recent increased concerns about bank failures, customers increasingly are concerned about the extent to which their deposits are insured by the FDIC. Customers may withdraw deposits in an effort to ensure that the amount they have on deposit with their bank is fully insured and some may seek deposit products or other bank savings and investment products that are collateralized. Decreases in deposits and changes in the mix of funding sources may adversely affect the Company’s funding costs and net income.

Evaluation of investment securities for other-than-temporary impairment involves subjective determinations and could materially impact the Company’s results of operations and financial condition

The evaluation of impairments is a quantitative and qualitative process, which is subject to risks and uncertainties, and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuers’ financial condition or future recovery prospects, the effects of changes in interest rates or credit spreads and the expected recovery period. Estimating future cash flows involves incorporating information received from third-party sources and making internal assumptions and judgments regarding the future performance of the underlying collateral and assessing the probability that an adverse change in future cash flows has occurred. The determination of the amount of other-than-temporary impairments is based upon the Company’s quarterly evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.

Additionally, the Company’s management considers a wide range of factors about the security issuer and uses its reasonable judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for recovery. Inherent in management’s evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Impairments to the carrying value of our investment securities may need to be taken in the future, which would have a material adverse effect on our results of operations and financial condition.

The Company may be required to pay additional insurance premiums to the FDIC, which could negatively impact earnings

Recent insured institution failures, as well as deterioration in banking and economic conditions generally, have significantly increased FDIC loss provisions, resulting in a decline in the designated reserve ratio to historical lows. The FDIC expects a higher rate of insured institution failures in the next few years compared to recent years; thus, the reserve ratio may continue to decline. In addition, pursuant to the Dodd-Frank Act, the limit on FDIC coverage has been permanently increased to $250,000. These developments have caused the premiums assessed to the Bank by the FDIC to increase.

Further, depending upon any future losses that the FDIC insurance fund may suffer, there can be no assurance that there will not be additional premium increases in order to replenish the fund. The FDIC may need to set a higher base rate schedule or impose special assessments due to future financial institution failures and updated failure and loss projections. Potentially higher FDIC assessment rates than those currently projected could have an adverse impact on the Company’s results of operations.

The Company participates in the U.S. Treasury’s Troubled Asset Relief Program


The Company received $5,000,000 in funding under the Capital Purchase Program (“CPP”) in exchange for preferred stock and common stock warrants during 2009, which funding was refinanced into lower-cost Community Development Capital Initiative (“CDCI”) funding on September 29, 2010. In addition, on September 29, 2010, the Company also accepted $12,123,000 in additional CDCI funding, for a total of $17,123,000 in CDCI funding. Participation in this program constrains the Company’s ability to raise dividends and also places certain constraints on executive compensation arrangements. The increased funding provides assurance that the Company can maintain its minimum regulatory capital ratios in the face of future large real estate-related losses. The Company will have to repay these funds, possibly by raising capital within the next seven to eight years to keep its dividend costs from increasing to 9% per annum.


Both the CPP and the CDCI are part of the Troubled Asset Relief Program (“TARP”). The rules that govern the TARP include restrictions on certain compensation to executive officers and a number of others in the Company. Among other things, these rules include a prohibition on golden parachute payments, a prohibition on providing tax gross-ups, a bonus claw-back provision, and a prohibition on paying any bonus payment to the Company’s most highly compensated employees. It is possible that compensation restrictions imposed on TARP participants could impede our ability to attract and retain qualified executive officers.


Our participation in the TARP limits our annual dividend payments to no more than $0.15 per share. Our ability to repurchase our common stock would also be restricted in the event that we failed to make our dividend payments.


Since the TARP was part of legislation that has the reputation of being passed as a bailout of the financial industry, participation in the program could also create some reputational risk. This reputation of the program could impede the Company’s ability to attract business in competition with other financial institutions that did not participate. This reputational risk could also impede the Company’s ability to attract and retain qualified executive officers.

The Company may fail to realize the anticipated benefits of the First National Bank of Baldwin County acquisition on the anticipated schedule, if at all

The Company has recently completed its acquisition of First National Bank of Baldwin County, previously headquartered in Foley, Alabama (“FNB”).  The Company may face significant challenges in integrating FNB operations into our operations in a timely and efficient manner and in retaining FNB personnel.  Achieving the anticipated benefits, including revenue increases, cost savings, increases in geographic and product presence, and other anticipated benefits of the acquisition will depend in part on whether the Company integrates FNB’s businesses in an efficient and effective manner.  The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of the Company’s business or the business of the acquired company, or otherwise adversely affect the Company’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition.  The Company may need to make additional investment in equipment and personnel to manage higher asset levels and loan balances as a result of the acquisition, which may adversely impact earnings. The Company may not be able to accomplish this integration process smoothly or successfully.  In addition, the integration of certain operations will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company.  Any inability to realize the full extent of, or any of, the anticipated financial benefits and cost savings of the acquisition, as well as any delays encountered in the integration process, could have an adverse effect on the business and results of operations of the combined company, which may affect the market price of the Company’s common stock.

SUMMARY OF THE UNDERLYING TRANSACTION

On March 20, 2013, we entered into securities purchase agreements with various investors, pursuant to which the investors invested an aggregate of $20 million in cash in us through direct purchases of 1,951,220 shares of newly issued Series D Preferred Stock in a private placement transaction. Upon receipt of Shareholder Approval on May 23, 2013, each share of the Series D Preferred Stock was automatically converted into one share of our Common Stock, $1.00 par value, for an aggregate of 1,951,220 shares of our Common Stock.  Only the 1,951,220 shares of Common Stock are being registered for resale by the Selling Securityholders.

The Company’s management and Board of Directors determined it was in the best interests of the Company to conduct the March 2013 Private Placement regardless of timing or whether the FNB Acquisition were to be completed.  In connection with the closing of the Acquisition, the Company injected approximately $18 million as capital into the Company’s newly-acquired bank subsidiary, FNB. As of the closing on April 30, 2013, FNB became a wholly-owned subsidiary of the Company and subsequently was merged with and into the Company’s bank subsidiary, the Bank.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be offered and sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

DESCRIPTION OF COMMON STOCK

The class of securities to be offered is registered under Section 12 of the Exchange Act.  See “Incorporation of Information By Reference” below for information regarding description of the Company’s Common Stock.

SELLING SECURITYHOLDERS

We are registering for resale pursuant to this prospectus 1,951,220 shares of our common stock held by the Selling Securityholders identified below.  The Selling Securityholders initially acquired the Securities covered by this prospectus on March 22, 2013, at the closing of the March 2013 Private Placement described above under “Summary of the Underlying Transaction.” The Selling Securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in “Plan of Distribution.”

The table below presents information regarding the beneficial ownership of our outstanding common stock by the Selling Securityholders. The percentage of beneficial ownership is based on 5,093,455 shares of common stock outstanding, including restricted stock and shares issuable within 60 days by exercising vested options, on May 29, 2013.  Any or all of the Securities covered by this prospectus may be offered or sold, from time to time, pursuant to this prospectus or a supplement to this prospectus, by the Selling Securityholders or by their transferee or transferees. Information about the Selling Securityholders may change over time, and updated information will be set forth in supplements to this prospectus if and when necessary.

The information in the column “Number of Shares Offered Hereby” assumes that the Selling Securityholders sells all of such Securities. However, because the Selling Securityholders may offer from time to time all or some of their Securities under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of Securities that will be sold or otherwise disposed of by the Selling Securityholders or that will be held by the Selling Securityholders after completion of such sales.

					Shares Beneficially Owned After Sale of Shares Offered Hereby

		Shares Beneficially Owned		Number of Shares Offered Hereby

Name of Securityholders	Class of Security	Number	Percent		Number	Percent

Malta Hedge Fund II, L.P.	Common	141,493	2.78%	141,493	—	—
Malta Offshore, Ltd.	Common	52,688	1.03%	52,688	—	—
Malta Partners, L.P.	Common	5,080	0.10%	5,080	—	—
Malta Hedge Fund, L.P.	Common	22,584	0.44%	22,584	—	—
Basswood Opportunity Partners, LP	Common	87,600	1.72%	87,600	—	—
Basswood Opportunity Fund, Inc.	Common	46,400	0.91%	46,400	—	—
Basswood Financial Fund, LP	Common	73,390	1.44%	73,390	—	—
Basswood Financial Enhanced Fund, LP	Common	2,610	0.05%	2,610	—	—
JCSD Capital Partners, LP	Common	210,000	4.12%	210,000	—	—
John Hancock Financial Opportunities Fund	Common	210,000	4.12%	210,000	—	—
Banc Fund VII L.P.	Common	60,000	1.18%	60,000	—	—
Banc Fund VIII L.P.	Common	140,000	2.75%	140,000	—	—
TFO Financial Institutions Restructuring Fund LLC	Common	200,000	3.93%	200,000	—	—
Stieven Financial Investors, L.P. 63131	Common	162,620	3.19%	162,620	—	—
Stieven Financial Offshore Investors, L.P.	Common	37,380	0.73%	37,380	—	—
EJF Financial Services Fund, L.P.	Common	85,400	1.68%	85,400	—	—
EJF Financial Opportunities L.P.	Common	21,960	0.43%	21,960	—	—
8267561 Canada, Inc.	Common	14,640	0.29%	14,640	—	—
Moors and Mendon Master Fund LP	Common	75,371	1.48%	75,371	—	—
Consector Partners Master Fund LP	Common	60,000	1.18%	60,000	—	—

Directors and Officer of the Company
David W. Bomboy, M.D.	Common	90,575	1.79%	19,513	71,062	1.40%
Michael W. Chancellor	Common	62,200	1.23%	27,460	34,740	0.68%
M. Ray (Hoppy) Cole, Jr.*	Common	18,532	0.37%	976	17,556	0.34%
E. Ricky Gibson	Common	66,494	1.31%	5,854	60,640	1.19%
Charles R. Lightsey	Common	41,987	0.83%	9,757	32,230	0.63%
Fred A. McMurry	Common	76,885	1.52%	24,391	52,494	1.03%
Gregory H. Mitchell	Common	2,001	0.04%	391	1,610	0.03%
Ted E. Parker	Common	62,313	1.23%	19,513	42,800	0.84%
J. Douglas Seidenburg	Common	68,696	1.36%	12,196	56,500	1.11%
Andrew D. Stetelman	Common	30,283	0.60%	4,879	25,404	0.50%
Perry E. Parker, Director Emeritus	Common	227,008	4.49%	117,074	109,934	2.16%
* Mr. Cole is the CEO of the Company.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the Selling Securityholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities.  We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the Securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent's commissions.  The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.  The Selling Securityholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440, and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging in positions they assume.  The Selling Securityholders may also sell Securities short and if such short sale shall take place after the date that the Registration Statement of which this prospectus is a part is declared effective by the Commission, the Selling Securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The Selling Securityholders may also loan or pledge Securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus.  The Selling Securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each Selling Securityholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities.  Upon the Company being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholder and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities.  All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Securityholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.  We will indemnify the Selling Securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Securityholders will be entitled to contribution.  We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the issuance of the Common Stock offered hereby will be passed upon by Jones Walker LLP, Jackson,  Mississippi.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2012 and December 31, 2011 and for each of the three years in the period ended December 31, 2012, have been incorporated by reference herein in reliance upon the report of T.E. Lott & Company, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF INFORMATION BY REFERENCE

We incorporate into this prospectus information contained in documents which we file with the Securities and Exchange Commission. We are disclosing important information to you by referring you to those documents. The information which we incorporate by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

▪
annual report on Form 10-K for the year ended December 31, 2012, filed on March 28, 2013, and amendments to annual report on Form 10-K/A for the year ended December 31, 2012, filed on May 2, 2013 and May 23, 2013;

▪	quarterly report on Form 10-Q, filed on May 10, 2013;
▪
current reports on Form 8-K, filed on January 22, 2013, January 25, 2013, February 1, 2013, March 20, 2013, March 21, 2013, March 25, 2013, April 24, 2013, April 29, 2013, May, 2, 2013, May 9, 2013, and May 28, 2013; and

▪
the description of our common stock in the Company's Registration Statement No. 33-94288 filed with the Commission on Form S-1, as amended by Forms S-1/A filed with the Commission on September 28, 2006 and October 6, 2006.

You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statement on Form S-1, and amendments to any of these reports or registration statement, free of charge on the SEC’s website. Information contained on, or that can be accessed through, our website is not part of this prospectus.

In addition, we will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Corporate Secretary, The First Bancshares, Inc., 6480 U.S. Hwy 98 West, Hattiesburg, Mississippi 39402, or call (601) 268-8998.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are a public company and file proxy statements and annual, quarterly and current reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (www.sec.gov).

PROSPECTUS

THE FIRST BANCSHARES, INC.

Common Stock

The date of this prospectus is [•], 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus, the related prospectus supplement or any free writing prospectus by or on behalf of us. We have not authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus is accurate as of the date on the front of this prospectus or incorporated document only, as the case may be. Our business, financial condition, results of operations and prospects may have changed since that date.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will bear all expenses, estimated at $38,542.41, incurred in connection with the registration of the securities offered in this registration statement under the Securities Act of 1933 and qualification or exemption of the registered securities under state securities laws.

SEC registration fees	$3,486.52
Costs of printing and engraving*	5,000.00
Legal fees and expenses*	25,000.00
Accountants fees and expenses*	5,000.00
TOTAL*	$38,486.52

* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 79-4-8.50 through 79-4-8.59 of the MBCA provide First Bancshares with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of First Bancshares’ directors under certain circumstances. First Bancshares’ Articles of Incorporation also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of the First Bancshares or for its benefit as directors or officers of another corporation, and persons serving as First Bancshares’ representatives or agents in certain circumstances. Pursuant to such authority and the provisions of First Bancshares’ Articles of Incorporation, First Bancshares intends to purchase insurance against certain liabilities that may be incurred by it and its officers and directors.

The Articles of Incorporation of First Bancshares contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to it or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

Under its Bylaws, First Bancshares must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of First Bancshares or The First or any other corporation which the person served as a director at the request of First Bancshares. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the directors in connection with the proceeding. Directors are also entitled to have First Bancshares advance any such expenses prior to final disposition of the proceeding, upon delivery of (1) a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under the Bylaws, indemnification will be disallowed if it is established that the director appropriated, in violation of his or her duties, any business opportunity of First Bancshares, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit. In addition to the Bylaws of First Bancshares, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.

The Board of Directors of First Bancshares also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of First Bancshares pursuant to the Articles of Incorporation or Bylaws, or otherwise, First Bancshares has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on May 29, 2013.

THE FIRST BANCSHARES, INC.

By:           /s/ M. RAY (HOPPY) COLE
M. Ray (Hoppy) Cole
Chief Executive Officer

/s/ DONNA T. (DEE DEE) LOWERY
Donna T. (Dee Dee) Lowery
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Ray (Hoppy) Cole and Donna T. Lowery, and each or either one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign any Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ E. Ricky Gibson	Director and Chairman of the Board	May 29, 2013
/s/ Charles R. Lightsey	Director	May 29, 2013
/s/ J. Douglas Seidenburg	Director	May 29, 2013
/s/ Andy Stetelman	Director	May 29, 2013
/s/ David W. Bomboy	Director	May 29, 2013
/s/ Ted E. Parker	Director	May 29, 2013
/s/ Michael W. Chancellor	Director	May 29, 2013
/s/ Fred McMurry	Director	May 29, 2013
/s/ Gregory Mitchell	Director	May 29, 2013
/s/ M. Ray (Hoppy) Cole, Jr.	CEO, President and Director (Principal Executive Officer)	May 29, 2013
/s/ Dee Dee Lowery	Executive VP & Chief Financial Officer
(Principal Financial and
	Accounting Officer)	May 29, 2013

Exhibit No.	Description

3.1	Restated Articles of Incorporation (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 21, 2013).

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 33-94288 on Form S-1).

4.1
Form of Securities Purchase Agreement between the Company and each of the Purchasers, dated as of March 20, 2013, incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 25, 2013

4.2
Form of Registration Rights Agreement between the Company and each of the Purchasers, dated as of March 20, 2013, incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on March 25, 2013

5.1	Opinion of Jones Walker LLP

23.1	Consent of T.E. Lott & Company

23.2	Consent of Jones Walker LLP (included in Exhibit 5.1)

24.1	Power of Attorney

EXHIBIT 5.1 Opinion of Jones Walker LLP May 29, 2013
Board of Directors
The First Bancshares, Inc.
6480 U.S. Hwy. 98 West
Hattiesburg, Mississippi 39402

Gentlemen:

We have acted as counsel for The First Bancshares, Inc., a Mississippi corporation (the "Company") in connection with the filing of the Registration Statement on Form S-3 filed with the United States Securities and Exchange Commission on or about the date hereof (the "Registration Statement") for the registration by the Company under the Securities Act of 1933 (the “Act”) 1,951,220 shares of the Company’s Common Stock, $1.00 par value (the “Securities”).

The Securities are being registered in accordance with that certain Registration Rights Agreement dated March 20, 2013 by and between the Company and several purchasers signatory thereto and identified in the Registration Statement (the “Selling Securityholders”).   The Securities are to be offered or sold solely by or on behalf of the Selling Securityholders on a delayed or continuous basis in accordance with the Prospectus contained in the Registration Statement.

We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of the Company relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that:

(1)           The Securities issued to the Selling Securityholders have been duly authorized and are legally issued, fully paid and nonassessable shares of Common Stock of the Company.

The law covered by the opinions expressed herein is limited to the law of the United States of America and of the State of Mississippi.  We have expressed no opinions as to the law of any state other than the State of Mississippi.  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Sincerely,

JONES WALKER LLP

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of The First Bancshares, Inc. on Form S-3 of our report, dated March 28, 2013, on our audit of the financial statements as of December 31, 2012 and December 31, 2011 and for each of the three years in the period ended December 31, 2012.  We also consent to the references to our firm under the caption “Experts.”

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi
May 29, 2013